                                                               Exhibit 10.33


December 3, 1999
VIA OVERNIGHT MAIL

Neal Stuart Cohen
3275 Robinson's Bay Road
Deephaven, MN 55391

         Re: Employment Letter

Dear Neal:

We are pleased to extend an offer to you to join Budget Group, Inc. ("BGI"). We believe your background and experience are an excellent match with our business objectives, and we are pleased that you are considering joining the BGI management team.

Following is an outline of the terms and conditions relating to your proposed employment by BGI.

OFFICE AND TITLE

This offer of employment is for the position of Executive Vice President, Chief Financial Officer of BGI reporting directly to David Siegel, President and Chief Operating Officer.

RESPONSIBILITIES AND DUTIES

You will have such duties and responsibilities as would be consistent with your position as Executive Vice President, Chief Financial Officer of BGI.

LOCATION

Your employment with BGI will be based at our corporate office in Lisle, Illinois.

START DATE

It is anticipated that your start date would be on or after January 1, 2000, but not later than January 10, 2000.

Neal Stuart Cohen
December 3, 1999
Page 2 of 7



SALARY

Your salary will be $350,000 per annum, to be paid bi-weekly and subject to annual reviews which will be conducted in the first quarter of each calendar year, beginning in 2001.

SIGN-ON BONUS

On commencement, you will be entitled to receive a sign-on bonus of $250,000, which will be subject to normal withholding and all other applicable tax deductions, as required by law. This sign-on bonus will be payable by BGI on or about January 15, 2000.

SIGN-ON STOCK OPTIONS

You will be granted options for 250,000 shares of BGI stock pursuant to the 1994 Incentive Stock Option Plan, as amended. You will be granted these options effective as of your start date and with a strike price equal to $6.875 per share. These options will be subject to a four year vesting schedule (25% per year) beginning with your start date (i.e., 62,500 options will vest in December of 2000 and 62,500 options will vest in December of each subsequent year) and such options will be subject to such other terms and conditions as are part of the BGI Incentive Stock Option Plan; provided, however, all such options shall immediately vest in the event (i) you are terminated by BGI, other than for "Cause", (ii) you elect to terminate your employment for "Good Reason," or (iii) you elect to terminate your employment within one year following a "Change in Control." In such an event, such options shall be exercisable by you for a period of 60 days following your termination date.

In addition, BGI will offer to you stock options and/or phantom stock options equal to not less than 125,000 additional shares of BGI stock at the strike price equal to the BGI stock price as of the close of business on the trading day immediately preceding the stock option grant, but in no event more than $7 per share. In this regard, it would be BGI's intention to issue 125,000 stock options to you if BGI has the ability to issue such options. However, if BGI does not have such ability, then BGI will provide you with phantom stock. In either case, the stock options (actual and/or phantom) will vest over a 4-year period at the rate of 25% per year, beginning as of the grant date, which is expected to be during the first quarter of 2000 (i.e, options will begin to vest at the rate of 25% per year beginning in the first quarter of 2001, with an additional 25% per year thereafter); provided, however, all such options shall immediately vest in the event (i) you are terminated by BGI, other than for "Cause", (ii) you elect to terminate your employment for "Good Reason," or (iii) you elect to terminate your employment within one year following a "Change in Control." In such an event, such options shall be exercisable by you for a period of 60 days following your termination date.

Neal Stuart Cohen
December 3, 1999
Page 3 of 7



EXECUTIVE STOCK PURCHASE PROGRAM

BGI will provide you with an interest free personal loan of $250,000 which is to be used exclusively for the purchase of BGI stock, on the open market, within not more than 30 days after receipt of the loan proceeds. In this regard, you will, within 30 days of your purchase of BGI stock (excluding any trading days during which the trading window would be closed because of your position as an insider or otherwise), provide documentation to BGI evidencing such stock purchase.

The $250,000 loan shall be forgiven at the rate of 25% per year over the first four years of your employment with BGI. Further, BGI will provide you with additional cash compensation in an amount sufficient to pay, on an after tax basis, the tax consequences of any imputed interest with respect to the above-referenced loan.

In addition, BGI will provide you with additional cash compensation in an amount sufficient to pay, on an after tax basis, the tax consequences of any debt forgiveness with respect to the above-referenced loan, in the event the average BGI stock price during the month of November of each of the next succeeding four years is not less than the stated amount, as follows:


         Month of                       Average Stock Price
         November                       of not less than
         --------                       -------------------
         2000                                $14.00
         2001                                $21.00
         2002                                $28.00
         2003                                $35.00

SIGN-ON BONUS/LOAN REPAYMENT PROVISION

Should you leave BGI's employment voluntarily and without Good Reason (as hereinafter defined) within 12 months of your start date, the amount received as a sign-on bonus will be repayable to BGI in full.

Should you leave BGI's employment voluntarily and without Good Reason within 48 months of your start date, the then outstanding principal balance of the loan amount (after taking account of any loan forgiveness as provided for above) will be repayable to BGI.

Should you sell, within 48 months of your start date, any of the BGI stock purchased with the loan proceeds, you shall repay to BGI an amount determined in accordance with the following:

Neal Stuart Cohen
December 3, 1999
Page 4 of 7




         Amount of Stock Sold               Repayment Amount Due to BGI
         --------------------               ---------------------------

         If you sell any stock during                 An amount equal to the number
         The first 12 months                          of shares sold x original stock
                                                      purchase price

         If you sell, during the                      An amount equal to the number
         First 24 months, more than                   of share sold in excess of 25%
         25% of stock purchased                       x original stock purchase price

         If you sell, during the                      An amount equal to the number
         first 36 months, more than                   of shares sold in excess of 50%
         50% of stock purchased                       x original stock purchase price

         If you sell, during the                      An amount equal to the number
         first 48 months, more than                   of shares sold in excess of 75%
         75% of stock purchased                       x original stock purchase price

In this regard, you agree that BGI may deduct from your final salary payment or other amounts due to you from BGI, the full amount owing to BGI, with any balance to be paid by you within 30 days of your leaving.

However, should BGI decide to terminate your employment or should you elect to terminate your employment for "Good Reason," the sign-on bonus and loan amount shall not be repayable as herein above provided unless your employment is terminated for "Cause".

PROFESSIONAL INCENTIVE PLAN

You will be part of the Professional Incentive Plan, which is based upon the achievement of agreed upon company and personal performance targets. This program will make you eligible to receive up to a 100% of your base salary as an incentive award on an annual basis. You are guaranteed an annual incentive for 2000 of 100% of your base salary (which guaranteed annual incentive shall be payable in the 1st Quarter of 2001).

In addition, you will be guaranteed an annual incentive for 2001 of 50% of your base salary, if the long term compensation plan for 2001 does not pay out a minimum of 50% of base salary. If the long term compensation plan does pay out as stated above, your annual incentive award for 2001 will be based upon achievement of company and personal performance targets as provided for in the company's Professional Incentive Plan.

Neal Stuart Cohen
December 3, 1999
Page 5 of 7



LONG TERM COMPENSATION PLAN

BGI will provide you with a long term compensation plan (which is expected to be developed during the first quarter of 2000), which could include, but shall not be limited to, annual stock option grants, restricted stock, stock appreciation rights, phantom stock, a long term incentive plan and/or other forms of cash compensation having an economic value as of the date of grant, in the aggregate, of approximately $350,000 annually.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)

BGI will create and allow your participation in a SERP or some comparable retirement program, which shall have an annual economic value of $175,000 with a 5 year vesting schedule.

SEVERANCE

You shall be entitled to severance payments in the amounts and upon those circumstances as set forth in the Executive Agreement, as attached.

COMPANY CARS

You will receive two company cars pursuant to BGI's then current company car policy.

WELFARE BENEFIT PLANS

Medical, dental, basic life, supplemental voluntary life, voluntary accident, business travel accident insurance, long term disability and eligible dependent coverage become effective on your first day of employment, as does your short term disability coverage and medical/dental reimbursement account if you chose to enroll. Additionally, you may enroll in BGI's SavingsPlus (401K) Plan, as soon as you become eligible for participation in that Plan in accordance with the then current eligibility requirements. If you are currently a member of a qualified 401K Plan, you may be able to participate in our rollover provision.

RELOCATION REIMBURSEMENT

BGI will reimburse you for all reasonable expenses incurred by you to relocate you and your family to the Lisle, Illinois area. Such relocation expenses shall include items such as closing costs associated with both the sale of your existing residence and the purchase of your new residence, exploratory trips for you and your wife; the packing, loading and transportation of household belongings; travel expenses to your new home

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Neal Stuart Cohen
December 3, 1999
Page 6 of 7



for both you and your family; and temporary living expenses for you of not more than 6 months in duration while you are in the relocation process. On the other hand, you agree to repay BGI such relocation expenses, on a pro rata basis, in the event you voluntarily terminate your employment with BGI other than for Good Reason or due to a Change in Control, or your employment is terminated by BGI for "cause" (as herein above defined) at any time during the 24 month period immediately following the conclusion of your relocation.

It is understood and agreed that you will use your best efforts to sell your current residence; provided, however, in the event you are unable to sell your residence within a period of 90 days from the date you list the property for sale, then BGI will purchase such residence at a price equal to its acquisition cost plus the cost of any fixed improvements.

If and to the extent any relocation reimbursement is deemed to be "taxable income", BGI will provide a tax gross up for any such income.

VACATION

You will be entitled to 15 vacation days beginning in the calendar year 2000. In addition, you will be entitled to such holidays, personal days and /or sick days, which are generally made available to BGI executives.

ENTIRE AGREEMENT

This Employment Letter, when countersigned and returned by you, shall be a valid and binding agreement on both you and BGI. Further, this Employment Letter and the attached Executive Agreement, shall constitute the entire agreement between us with respect to your employment by BGI and it is understood and agreed that there are no representations, warranties or commitments, other than those set forth in this Employment Letter or in the Executive Agreement, and that no provision of either document may be amended, modified or waived except by written agreement executed by the parties.

ACCEPTANCE

To signify your acceptance of this offer, please sign and return a copy of this Employment Letter for our records.

APPLICABLE DEFINITIONS

For purposes of this Employment Letter, the terms "Cause," "Change in Control" and "Good Reason" shall have the meaings ascribed thereto in the Executive Agreement.
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Neal Stuart Cohen
December 3, 1999
Page 7 of 7



INDEMNIFICATION

The composite amended and restated by-laws of BGI as currently in effect provide for your indemnification as an officer of BGI; those provisions or similar provisions shall remain in effect during the term of your employment. In addition, during the term of your employment, BGI will maintain a policy of director and officer insurance containing reasonable and customary terms for a company of the size and nature of BGI. On a personal note, we look forward to having you join the BGI organization. If you have any questions regarding this offer letter or any of its contents, please do not hesitate to contact me at 630/955-7477.

Kind regards,

Yours sincerely,



Vicki R. Pyne
Senior Vice President, Human Resources




Received and accepted


----------------------------------------

Date:
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cc:   S. Miller, D. Siegel, R. Aprati